UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 23, 2009
Great Wolf Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51064	51-0510250

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

122 West Washington Ave, Madison, Wisconsin	53703

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 608-661-4700
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 23, 2009, the registrant received a letter from Messrs. Steven D. Hovde and Richard T. Murray, in which they resigned as directors of the registrant, effective April 23, 2009, which letter they revised on April 27, 2009, to correct one factual error (the “Letter of Resignation”). A copy of the Letter of Resignation is included as Exhibit 17.1 to this report. Mr. Hovde served as director and as a member of the Audit Committee since 2008. Mr. Murray served as a director and as a member of the Compensation Committee since 2008.
Earlier this year the registrant decided to reduce the size of its Board of Directors (“Board”) in an effort to control expenses, achieve efficiencies, and reflect a board size that is more commensurate to the current size and scope of the registrant, while retaining an appropriate breadth of talent and experience on the Board. In connection with the reduction in size of the Board, the Board’s Nominating and Corporate Governance Committee did not recommend Messrs. Hovde and Murray be included on the slate of directors recommended for election at the Annual Meeting of the registrant’s stockholders, currently scheduled for May 26, 2009. The Board subsequently approved the Nominating Committee’s recommendation. The registrant filed its definitive proxy statement on April 15, 2009, which did not include Messrs. Hovde and Murray on the slate of directors recommended for election at the Annual Meeting of the registrant’s stockholders.
The Letter of Resignation makes reference to a number of apparent disagreements by Messrs. Hovde and Murray with the registrant's management and the Board about the registrant’s business strategies. The registrant disagrees with many of the assertions made in the Letter of Resignation. The primary focus of the Board and management of the registrant continues to be on positioning the registrant for long-term growth in shareholder value while being mindful of current macroeconomic conditions.
By including the Letter of Resignation with this filing, the registrant is not agreeing with or endorsing any of the assertions set forth in the Letter of Resignation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wolf Resorts, Inc.
April 29, 2009	By:	/s/ J. Michael Schroeder
		Name:	J. Michael Schroeder
		Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Descriptions

17.1	Letter of Resignation dated April 23, 2009, as revised April 27, 2009